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                                                                    EXHIBIT 99.1


                              WOLVERINE TUBE, INC.

                          P R E S S     R E L E A S E

Contact:      Thomas B Sabol
              Senior Vice President
              Chief Financial Officer
              (256) 580-3500


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       WOLVERINE TUBE ANNOUNCES TWO NEW MEMBERS ON ITS BOARD OF DIRECTORS


HUNTSVILLE, ALABAMA, (JULY 22, 2005) -  Ms. Julie A. Beck and Mr. Stephen
E. Hare have joined the Board of Directors of Wolverine Tube, Inc. (NYSE:
WLV). Also, former Board member Chris A. Davis has resigned due to other business obligations. With the combination of these independent events, both effective as of July 20, 2005, the Board expanded from six to seven members.

Ms. Beck has served as Senior Vice President and Chief Financial Officer of Norwood Promotional Products, Inc. ("Norwood") since 2003. Norwood, a privately held company, is the nation's largest supplier of hard good promotional products. From 1999 to 2003, Ms. Beck was employed as Vice President of Finance for Inland Paperboard and Packaging, Inc., a subsidiary of Temple-Inland, Inc. Prior to that, she was employed by Rockwell Automation for thirteen years, as Director of Finance (1995-1999) as well as various financial positions (1986-1995). Ms. Beck brings a wealth of international experience as well as financial expertise to the Company.

Mr. Hare has been employed by the Publisher Services Group of Cadmus Communications Corporation ("Cadmus") since 2002 as its President, after initially serving as its Executive Vice President and Chief Financial Officer (2001-2002). Cadmus is a provider of graphic communications services to professional publishers, not-for-profit societies and corporations and is the nation's fifth largest periodical printer. Cadmus is publicly traded on the NASDAQ (CDMS). Prior to joining Cadmus, Mr. Hare was employed by AMF Bowling Worldwide as Executive Vice President and Chief Financial Officer from 1996 to 2001. From 1990 to 1996, Mr. Hare served as Senior Vice President and Chief Financial Officer for James River Corporation; as Senior Vice President, Investment Banking for Kidder, Peabody & Company from 1981 to 1990; and for Ernst and Young from 1975 to 1979. In total, Mr. Hare brings almost thirty years of business experience in accounting, investment banking, corporate finance, and line management roles to the Company, including international experience.



                             Corporate Headquarters
                    200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801

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                              WOLVERINE TUBE, INC.
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"We are very pleased to welcome these two distinguished professionals to our
Board of Directors. With the addition of Julie and Steve, the Board will benefit from almost fifty years of combined financial knowledge, international expertise, and management experience, including their status as audit committee financial experts," stated Dennis Horowitz, Chairman and Chief Executive Officer. "We are confident that Julie and Steve will be extremely valuable and active Board members as our company moves ahead with its strategic plans," Mr. Horowitz added. "At the same time, we will miss the counsel and contributions Chris made to our Board and Company since joining the Board in October, 1997. We wish her the best in pursuing her future goals and interests."

ABOUT WOLVERINE TUBE, INC.

         Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar and other products. Internet addresses: www.wlv.com and www.silvaloy.com.


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